Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated September 29, 2023, with respect to the financial statements and financial highlights of Nuveen Preferred & Income Opportunities Fund (JPC), as of July 31, 2023, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Chicago, Illinois

March 19, 2024